Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	6/30/2024	3/31/2024	6/30/2023
Scheduled CD maturities for subsequent quarter	$399,395	$358,069	$152,562
Average rate scheduled CD maturities for subsequent quarter	4.72%	4.53%	3.00%
Average loan rate - loan originations/renewals QTD (excludes fees)	8.05%	8.05%	7.99%
Cost of total deposits, Qtr-End	3.34%	3.20%	2.76%
Cost of interest-bearing DDAs, Qtr-End	4.07%	3.96%	3.62%
Cost of interest-bearing deposits, Qtr-End	4.12%	4.01%	3.60%
Noninterest bearing DDA balances, Qtr-End	$2,475,415	$2,627,639	$2,855,102
Reserve for unfunded commitments, Qtr-End	$1,078	$742	$575
Credit card spend QTD	$261,486	$255,839	$277,822
Credit card net income QTD	$2,333	$2,155	$2,406
Merchant services fees QTD	$595	$508	$581
Mortgage banking income QTD	$1,379	$678	$696
FDIC insurance QTD	$1,950	$3,650	$2,000
Write down tax credit investment QTD	$(1,628)	$2,197	$2,384
Salaries & employee benefits QTD	$24,213	$22,986	$18,795
Other operating expense	$3,623	$7,195	$6,224
Third party processing and other services QTD	$7,465	$7,166	$6,198
Equipment and occupancy expense QTD	$3,567	$3,557	$3,421
Earnings retention YTD	68%	67%	73%
Number of employees	625	611	583
QTD tax rate	21.71%	17.50%	17.38%
YTD tax rate	19.70%	17.50%	17.74%

Available Liquidity	6/30/2024

Cash and cash equivalents	$1,276,765
Investment Securities (mkt value), net of pledged	$346,922
Total on balance sheet liquidity	$1,623,687

FHLB fundings availability	$2,883,095
Correspondent lines of credit availability	$225,000
Brokered deposit availability (25% of assets per policy)	$4,012,454
Federal Reserve Bank fundings availability	$2,154,226
Total Available Liquidity	$10,898,462